Press Release
For Immediate Release
Contacts: Courtney Guertin, Public Relations Specialist
401-457-9501
courtney.guertin@lintv.com
Bart W. Catalane, Chief Financial Officer
401-457-9510
bart.catalane@lintv.com
LIN TV Corp. Announces Fourth Quarter
and Full Year 2007 Operating Results
Fourth Quarter’s Earnings Per Share from Continuing Operations Increased 318% to $0.46
PROVIDENCE, RI, February 27, 2008 — LIN TV Corp. (NYSE: TVL) today reported results for the fourth quarter and full year ended December 31, 2007.
Income from continuing operations for the three months ended December 31, 2007 was $23.5 million, compared to $5.3 million in the fourth quarter of 2006. Operating income for the three months ended December 31, 2007 was $54.6 million, compared to $36.0 million in the fourth quarter of 2006. The growth in income from continuing operations and operating income was primarily driven by the Company’s $25.8 million gain from the sale of its 700 MHz licenses.
Commenting on the fourth quarter and full year, LIN TV’s President and Chief Executive Officer Vincent L. Sadusky said: “We finished 2007 with great momentum; fourth quarter core advertising sales, which excludes political, increased 5% and digital revenues grew an impressive 131%. In addition, we reduced our general operating expenses 6% and our cash interest expense decreased by 19%, reflecting the $120.1 million pay-down of our debt in 2007 and our favorable debt structure. These achievements position us strongly for 2008 when we should benefit from increased advertiser demand for our highly-rated stations and the continued growth in our digital revenues.”
Fourth Quarter 2007 Compared to Fourth Quarter 2006
Net revenues for the three months ended December 31, 2007 decreased 15% to $108.6 million, compared to $127.7 million for the same period in 2006. The decrease was primarily due to substantially lower political advertising in the off-election year period as gross political revenues were $3.2 million in the fourth quarter of 2007 compared to $35.7 million in the fourth quarter of 2006. Core advertising revenues, which includes local and national advertising but excludes political advertising, increased 5% for the fourth quarter of 2007. The decrease in political revenues was also partially offset by the continued increase in digital revenues, which include Internet advertising revenues and retransmission consent fees, that were $4.8 million for the fourth quarter of 2007 compared to $2.1 million in the prior year period, representing an increase of 131%.
General operating expenses for the three months ended December 31, 2007 decreased 6% to $72.3 million, compared to $77.0 million for the same period in 2006. The decrease was primarily due to discretionary cost savings in the areas of personnel, benefits costs and promotion costs, and was partially offset by higher fourth quarter 2007 station expenses for severance as well as NFL playoff and political news coverage.
Operating income for the three months ended December 31, 2007 was $54.6 million, compared to operating income of $36.0 million for the same period in 2006. Net income for the three months ended December 31, 2007 was $27.7 million, compared to net income of $10.3 million for the same period last year. Diluted earnings per share for the fourth quarter ended December 31, 2007 were $0.54 compared to $0.21 for the same period in 2006.

Full Year 2007 Compared to 2006
Net revenues for the year ended December 31, 2007 decreased 6% to $395.9 million compared to $420.5 million for 2006. The majority of this decrease was due to the expected reduction in gross political advertising revenues in the off-election year, which were $6.1 million in 2007 compared to a record $58.1 million in 2006. Core advertising revenues, which excludes political advertising, increased 3% for the full year 2007. The political revenue decrease was also partially offset by revenue increases resulting from the consolidation in September 2006 of KASA-TV, the Company’s FOX affiliate in Albuquerque, and from the continued growth of the Company’s digital revenues. Digital revenues were $14.9 million in 2007 compared to $7.2 million in 2006, representing an increase of 108%. On a pro-forma or same-station basis, as if the KASA-TV acquisition had occurred on January 1, 2006, net revenues for the year ended December 31, 2007 decreased $34.4 million or 8% for 2007 compared to 2006.
General operating expenses for the year ended December 31, 2007 decreased 5% or $13.1 million to $277.7 million, compared to $290.8 million for the year ended December 31, 2006. The decrease was primarily due to discretionary cost savings in the areas of personnel, benefits, and promotion costs, and to the 2006 severance costs related to the retirement of the former Chief Executive Officer. These cost reductions were partially offset by increased operating expenses due to the acquisition of KASA-TV and the inclusion of its operations in the Company’s consolidated operating results beginning in September 2006. On a pro-forma or same-station basis, as if the KASA-TV acquisition had occurred on January 1, 2006, general operating expenses decreased by $18.7 million or 6% for 2007 compared to 2006. The decrease was primarily due to discretionary cost savings in the areas of personnel, benefits, and promotion costs, and to the 2006 severance costs related to the retirement of the former Chief Executive Officer.
Operating income for the year ended December 31, 2007 was $110.4 million compared to operating loss of $235.8 million for the year ended December 31, 2006. On a pro-forma or same-station basis, as if the KASA-TV acquisition had occurred on January 1, 2006, operating income increased by $345.5 million. This increase was a result of the Company’s 2007 gain on the sale of its 700 MHz licenses and the 2006 one-time-charges including the impairment of intangible assets and goodwill, restructuring charges, and the severance costs related to the retirement of the former Chief Executive Officer.
Net income for the year ended December 31, 2007 was $53.7 million compared to net loss of $234.5 million for year ended December 31, 2006. Diluted income per share for the year ended December 31, 2007 was $1.03 compared to diluted loss per share of $4.78 for the year ended December 31, 2006.
Operating Highlights
TV Station Ratings and Revenue
–	According to Nielsen, the Company’s stations ranked #1 or #2 for weekdays sign-on to sign-off in 76% of its markets. Most of the Company’s CBS, NBC, ABC and FOX stations were once again ranked number one for adults 18-49 and adults 25-54. The Nielsen data also showed that the Company’s stations outperform their national networks in the category of “household share” by an average of 65%.

–	Local advertising revenues, which excludes political advertising revenues, increased by 7% in the fourth quarter of 2007 and 5% for the full year ended December 31,

2007, compared to the same periods in 2006. The acquisition of KASA-TV and the Company’s focus on integrated media and new business development efforts at all of the Company’s stations contributed to these results. On a pro forma basis, as if the KASA-TV acquisition had occurred on January 1, 2006, local advertising revenues increased 3% for the full year 2007 versus 2006. Local advertising revenues represented 62% of total advertising revenues for the fourth quarter of 2007.

–	National advertising revenues, which excludes political advertising revenues, increased 2% for the fourth quarter and decreased by 1% for the full year ended December 31, 2007, compared to the same periods in 2006. The increase in national time sales for the fourth quarter of 2007 was largely due to increased spending by automotive advertisers compared to the same period last year. On a pro forma basis, as if the KASA-TV acquisition had occurred on January 1, 2006, national advertising revenues decreased by 4% for the full year 2007 versus 2006. National advertising revenues represented 35% of total advertising revenues for the fourth quarter of 2007.

–	Core local and national advertising revenues combined, which excludes political advertising revenues, increased 5% for the fourth quarter and 3% for the full year ended December 31, 2007, compared to the same periods in 2006. On a pro forma basis, as if the KASA-TV acquisition had occurred on January 1, 2006, core advertising revenues increased by 0.4% for the full year 2007 versus 2006.

–	Core advertising categories that increased for the fourth quarter of 2007 included automotive, retail, restaurants, financial services, media, services, education and grocery. Core advertising categories that decreased for the fourth quarter of 2007 were medical and entertainment. The automotive category, which represents 28% of the Company’s core advertising revenues for the full year 2007, was up 5% in the fourth quarter of 2007 and down 1% for the full year 2007.

–	The Company’s political advertising revenues were $3.2 million for the fourth quarter of 2007, compared to $35.7 million in the same period last year. Political advertising revenues represented 3% of total advertising revenues for the fourth quarter of 2007.
Digital and Interactive Initiatives
–	LIN TV continues its pursuit of obtaining fair market value for the retransmission of its local broadcast station signals. During the fourth quarter of 2007 the Company reached 16 new agreements with cable operators for both its analog and high-definition channels. Retransmission consent fees increased 164% in the fourth quarter of 2007 compared to the same quarter last year.

–	Internet advertising and other revenues increased by 89% versus the fourth quarter of 2006. The Company launched over 20 new websites during the fourth quarter of 2007 including syndicated local channels on YouTube and local microsites.

–	Total page views for the Company’s stations’ websites were 118.8 million in the fourth quarter of 2007, compared to 73.7 million in the fourth quarter of 2006, representing a 61% increase. Total page views do not include video impressions or third party site traffic since those metrics did not exist in most of the Company’s markets in 2006. The Company attributes this continued traffic growth to new initiatives, partnerships and web products that offer users continuous breaking news and rich-media content from its market-leading news and entertainment focused TV stations.
Other
–	LIN TV completed its sale of 31 700MHz licenses to Aloha Partners, L.P. for $32.5 million in the fourth quarter of 2007. The licenses were purchased for $6.3 million at two FCC auctions in 2002 and 2003. The fourth quarter 2007 sale resulted in a gain of $25.8 million.

–	The Company completed the sale of its 33% interest in the WAND(TV) Partnership in the fourth quarter of 2007 for an aggregate sale price of $6.8 million, which resulted in a gain of $0.7 million.

–	The Company has owned preferred stock that represents a 50% non-voting interest in Banks Broadcasting, Inc. since 1999, and in accordance with the requirements of FIN46R, has consolidated the financial results of Banks Broadcasting since the second quarter of 2004. Banks Broadcasting sold the assets of KSCW-TV in Wichita, Kansas on July 19, 2007 for $6.8 million and expects to complete the sale of its 700 MHz spectrum and remaining station, KNIN-TV in Boise, Idaho in the first quarter 2008. LIN TV has therefore classified all operations of Banks Broadcasting, Inc. as discontinued operations. LIN anticipates receiving approximately $8.0 million in distribution proceeds upon the wind-down of Banks Broadcasting’s operations.
Key Balance Sheet and Cash Flow Items
Total debt outstanding on December 31, 2007 was $832.8 million. Cash and cash equivalent balances at December 31, 2007 were $40.0 million. The Company repaid $35.1 million of its term loan balances from excess cash during the quarter ended December 31, 2007. The Company’s revolving credit facility balance remained at zero as of December 31, 2007 and there continues to be $275.0 million available for borrowing under that facility. Consolidated leverage, as defined in the Company’s credit agreement, was approximately 6.5x as of December 31, 2007 compared to 6.0x as of December 31, 2006. Other components of cash flow for the fourth quarter of 2007 were cash capital expenditures of $16.2 million and cash payments for programming of $6.9 million.

Business Outlook
The results presented in this release, including all of the amounts discussed in this Business Outlook section, reflect the classification of the operations of Banks Broadcasting, Inc. and the Puerto Rico stations as discontinued operations for all periods presented. The Company has provided historical quarterly financial information for its continuing operations on its website. Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases” and “Supplemental Financial Data”.

Based on current sales order pacings, the Company currently expects that first quarter 2008 net revenues will increase in the range of 2% to 4% (or $1.7 million to $3.7 million), compared to reported net revenues of $91.8 million for the first quarter of 2007.
The Company also expects that its station direct operating and SG&A expenses will increase in the range of 2% to 4% (or $1.0 million to $2.4 million) for the first quarter of 2008 compared to reported expenses of $56.8 million for the first quarter of 2007. This anticipated expense increase is primarily related to investment spending to support the growth of the Company’s Internet initiatives, variable sales costs related to higher political revenues and higher news costs for political coverage.
The Company’s current outlook for revenues, expenses and cash flow items for the first quarter and full year 2008 are anticipated to be in the following ranges:

	First Quarter 2008	Full Year 2008
Net advertising revenues	$85.7 to $86.7 million
Net digital revenues	$4.3 to $4.8 million
Network compensation	$0.9 to $1.0 million
Other revenue	$0.8 to $1.0 million
Barter revenue	$1.8 to $2.0 million
Total net revenues	$93.5 to $95.5 million

Direct operating and SG&A expenses(1)	$57.8 to $59.2 million	$236.0 to $240.0 million
Station non-cash stock-based compensation expense	$0.3 to $0.5 million	$1.2 to $2.0 million
Amortization of program rights	$6.2 to $6.6 million	$24.0 to $26.0 million
Cash payments for programming	$6.9 to $7.3 million	$27.0 to $29.0 million
Corporate expense(1)	$5.5 to $6.5 million	$23.0 to $25.0 million
Corporate non-cash stock-based compensation expense	$1.2 to $1.4 million	$4.8 to $5.6 million
Depreciation and amortization of intangibles	$7.5 to $8.5 million	$31.5 to $35.5 million

Cash capital expenditures	$5.6 to $7.6 million	$27.0 to $29.0 million
Cash interest expense	$12.1 to $12.6 million	$47.0 to $49.0 million
Principal Amortization	$6.1 million	$22.0 million
Cash taxes	$0.7 to $0.9 million	$2.0 to $3.0 million
Effective tax rate	38.0% to 44.0%	38.0% to 44.0%
Distributions from equity investments	$0.9 to $1.1 million	$3.1 to $4.1 million

(1)	Includes non-cash stock-based compensation expense.

LIN TV advises that all of the information and factors set forth above are subject to risk (see the “Forward Looking Statements” heading below) and could therefore individually or collectively cause actual results to differ materially from those projected above.
Conference Call
LIN TV will hold a conference call to discuss its fourth quarter and full year 2007 results today, Wednesday, February 27, 2008, at 8:30 AM Eastern Time. To participate in the call, please call 1-888-632-5006 (U.S. callers) or 1-913-312-1278 (international callers) at least 10 minutes prior to the scheduled start of the call and use the passcode 2456049. The conference call will also be webcast simultaneously from LIN TV Corp.’s website, www.lintv.com, and can be accessed there through a link on the home page (under the “Latest News” section).
For those unavailable to participate in the live teleconference, a replay can be accessed via the Investor Relations section of www.lintv.com or by dialing 1-888-203-1112 and entering the same pass code as above. The telephone replay will be available through March 12, 2008.
Access to Non-GAAP Financial Measures and Other Supplemental Financial Data
The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance. Non-GAAP financial measures such as Broadcast Cash Flow (BCF), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Free Cash Flow (FCF) should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business. The Company makes available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s website. In addition, the Company provides additional information on its website, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases”, then “Quarterly and Other Reports” and then “Supplemental Financial Data”.
About LIN TV
LIN TV Corp., along with its subsidiaries (“LIN TV” or “the Company”), is a local television and digital media company, owning and/or operating 29 television stations in 17 U.S. markets, all of which are affiliated with a national broadcast network. LIN TV’s highly-rated stations deliver superior local news and community stories, along with top-rated sports and entertainment programming, to 9% of U.S. television homes, reaching an average of 10.2 million households per week. LIN TV is also a leader in the convergence of local broadcast television and the Internet through its television station web sites and a growing number of local online innovations. LIN TV is traded on the New York Stock Exchange under the symbol “TVL”. Financial information about the company is available at www.lintv.com.
Forward-Looking Statements
The information discussed in this press release, particularly the section with the heading Business Outlook, includes forward-looking statements regarding future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although LIN TV believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct. Statements in this press release that are forward-looking include, but are not limited to, statements regarding quarter and full year station time sales order pacings; local, national and political advertising growth; digital, network compensation, barter and other revenue growth; direct operating, SG&A, barter, amortization of program rights and corporate expense growth; and cash programming, cash capital expenditures, cash interest expense and principal amortization and cash tax payments. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential deterioration of national and/or local economies; global or local events that could disrupt TV broadcasting; softening of the domestic advertising market; further consolidation of national and local advertisers; risks associated with acquisitions, including integration of acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; the execution and timing of retransmission consent agreements relating to digital revenues; increases in syndicated programming costs; changes in television network affiliation agreements; changes in government regulation; competition; seasonality and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available on the Company’s website, www.lintv.com, in the Investor Relations section), or at www.sec.gov, which discussions are incorporated in this release by reference. LIN TV undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.
- financial tables follow -

LIN TV Corp.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
		(in thousands, except per share data)
Net revenues	$108,613	$127,653	$395,910	$420,468

Operating costs and expenses:
Direct operating	30,258	30,961	116,611	115,398
Selling, general and administrative	30,553	32,401	114,741	118,951
Amortization of program rights	6,122	6,387	24,646	24,890
Corporate	5,333	7,258	21,706	31,589

General operating expenses	72,266	77,007	277,704	290,828
Depreciation, amortization, restructuring costs, gains and losses:
Depreciation	7,760	8,362	30,847	32,433
Amortization of intangible assets	379	1,037	2,049	4,737
Impairment of intangible assets and goodwill	—	—	—	318,071
Restructuring charge (benefit)	—	4,746	(74)	4,746
(Gain) loss from asset sales	(26,354)	488	(24,973)	5,452

Operating income (loss)	54,562	36,013	110,357	(235,799)

Other expense (income):
Interest expense, net	15,036	18,071	64,249	70,479
Share of income in equity investments	(919)	(2,002)	(2,091)	(3,708)
Loss (gain) on derivative instruments	1,141	(231)	223	(1,185)
Loss on extinguishment of debt	304	—	855	—
Other, net	471	(328)	366	(637)

Total other expense (income), net	16,033	15,510	63,602	64,949

Income (loss) from continuing operations before provision for (benefit from) income taxes	38,529	20,503	46,755	(300,748)
Provision for (benefit from) income taxes	15,057	15,244	18,212	(72,393)

Income (loss) from continuing operations	23,472	5,259	28,543	(228,355)

Discontinued operations:
Income (loss) from discontinued operations, net of benefit from income taxes of $3.0 million and $0.9 million for the three months ended December 31, 2007 and 2006, respectively and $3.3 million and $2.0 million for the years ended December 31, 2007 and 2006, respectively	4,231	5,064	2,973	(6,145)

Gain from the sale of discontinued operations, net of benefit from income taxes of $2.6 million for the year ended December 31, 2007	—	—	22,166	—

Net income (loss)	$27,703	$10,323	$53,682	$(234,500)

Basic income (loss) per common share:
Income (loss) from continuing operations, net of tax	$0.47	$0.11	$0.58	$(4.65)
Income (loss) from discontinued operations, net of tax	0.09	0.10	0.06	(0.13)
Gain from the sale of discontinued operations, net of tax	—	—	0.45	—

Net income (loss)	$0.56	$0.21	$1.09	$(4.78)

Diluted income (loss) per common share:
Income (loss) from continuing operations, net of tax	$0.46	$0.11	$0.57	$(4.65)
Income (loss) from discontinued operations, net of tax	0.08	0.10	0.05	(0.13)
Gain from the sale of discontinued operations, net of tax	—	—	0.41	—

Net income (loss)	$0.54	$0.21	$1.03	$(4.78)

Weighted — average number of common shares outstanding used in calculating basic income (loss) per common share:
Basic	49,672	48,968	49,372	49,012
Diluted	54,240	49,125	54,274	49,012

LIN TV CORP.
Unaudited Consolidated Selected Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2007	2006
Cash and cash equivalents	$40,031	$6,085
Other current assets	96,807	131,854
Total long term assets	1,845,130	1,987,907

Total assets	$1,981,968	$2,125,846

Current portion of long-term debt	$24,300	$10,313
Other current liabilities	56,187	94,034
Long-term debt, excluding current portion	808,476	936,485
Other long-term liabilities	427,861	486,262

Total liabilities	1,316,824	1,527,094

Preferred stock of consolidated affiliate	9,046	10,031

Total stockholders’ equity	656,098	588,721

Total liabilities, preferred stock and stockholders’ equity	$1,981,968	$2,125,846

Unaudited Consolidated Selected Statements of Cash Flow Data
(in thousands)

	For year ended December 31,
	2007	2006
Net cash flow provided by (used in) operating activities:
Continuing Operations	$58,442	$74,533
Discontinued Operations	(10,013)	5,064
Net cash flow provided by (used in) investing activities	97,334	(24,995)
Net cash flow used in financing activities	(118,061)	(53,408)

Net increase in cash and cash equivalents	27,702	1,194
Cash and cash equivalents at the beginning of the period	12,329	11,135

Cash and cash equivalents at the end of the period	40,031	12,329
Less cash and cash equivalents from discontinued operations, end of the period	—	6,244

Cash and cash equivalents from continuing operations, end of the period	$40,031	$6,085

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